Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of JDS Uniphase Corporation for the registration of 107,673,901 shares of its common stock and to the incorporation by reference therein of our report dated July 30, 2004, except for the seventh paragraph of Note 15, as to which the date is September 2, 2004, with respect to the consolidated financial statements and schedule of JDS Uniphase Corporation included in its Annual Report (Form 10-K) for the year ended June 30, 2004, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

San Jose, California

July 20, 2005